UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [  ]

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INTERVOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 12, 2006

To the Shareholders of INTERVOICE, INC.:
     The annual meeting of shareholders of Intervoice, Inc., a Texas corporation (the “Company”), will be held on Wednesday, July 12, 2006, at 10:00 a.m., local time at the Renaissance Dallas – Richardson Hotel, 900 East Lookout Drive, Richardson, Texas 75082 for the following purposes:
1.	To elect the Board of Directors for the ensuing year; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed May 31, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.
     A record of the Company’s activities during the fiscal year ended February 28, 2006 and the financial statements for such fiscal year are contained in the accompanying 2006 Annual Report. The 2006 Annual Report does not form any part of the material for the solicitation of proxies.
     All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED OR TO VOTE BY INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING PROXY. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.
By order of the Board of Directors,
Robert E. Ritchey
President and Chief Executive Officer
Dallas, Texas
June 13, 2006

INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 12, 2006

INTRODUCTION
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
VOTING PROCEDURES AND TABULATION
EXECUTIVE OFFICERS
PROPOSAL 1. ELECTION OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL YEAR 2006
AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2006 AND FISCAL YEAR-END OPTION VALUES
AGREEMENTS WITH EXECUTIVE OFFICERS
CERTAIN TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
FEES OF AUDITOR
SHAREHOLDER PROPOSALS AND OTHER MATTERS

INTRODUCTION
     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy will first be sent to shareholders of the Company is June 13, 2006.
     Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board’s nominees for director.
     The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxies to adjourn the meeting or to recess the meeting from time to time.
     Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Robert E. Ritchey, President and Chief Executive Officer, Intervoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
     Only holders of record of Common Stock at the close of business on May 31, 2006, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 38,519,441 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder’s name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholders who are known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 31, 2006.

Name and Address	Number of Shares
of Beneficial Owner	Beneficially Owned	Percent of Class

Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, California 94105	2,708,143 (1)	7.03%

Barclays Global Investors Japan Trust and Banking Company Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan	3,111,546(1)	8.08%

(1)	A Schedule 13G dated December 31, 2005 was filed by Barclays Global Investors NA disclosing ownership of 2,708,143 shares of Common Stock. The Schedule 13G indicates that Barclays Global Investors, NA holds 2,454,854 shares subject to sole voting power and 2,708,143 shares subject to sole dispositive power, Barclays Global Investors Japan Trust and Banking Company Limited holds 2,858,257 shares subject to sole voting power and 3,111,546 shares subject to sole dispositive power, and Barclays Global Fund Advisors holds 403,403 shares subject to sole voting and dispositive power.

VOTING PROCEDURES AND TABULATION
     The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director.
     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.
     If the Company receives a signed proxy card with no indication of the manner in which shares are to be voted on a particular proposal, such shares will be voted in accordance with the recommendation of the Board of Directors for such proposal.
     Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any “broker non-votes” will have no effect on the election of directors.
EXECUTIVE OFFICERS
     Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, Robert E. Ritchey, President and Chief Executive Officer, is included under “Proposal 1. Election of Directors”.
     H. Don Brown, age 50, is Senior Vice President — Human Resources and Real Estate, a position he has held since February 2006. Mr. Brown was Executive Vice President — Human Resources from July 2002 through February 2006. Prior to that time, he held the position of Vice President of Human Resources from September 1995 until July 2002. From November 1994 to August 1995, Mr. Brown served as Director of Human Resources.
     Kenneth A. Goldberg, age 42, is Senior Vice President, Corporate Development and Marketing, a position he has held since August 2005. Prior to joining the Company, Mr. Goldberg was Vice President of Business Development for BEA Systems, Inc., a publicly traded provider of application infrastructure software, from December 2004 to August 2005. He served BEA Systems, Inc. as Senior Director of Business Development from June 2001 to December 2004. Mr. Goldberg was Chief Executive Officer and President, as well as a founder of Cloud Pop, Inc., an e-commerce application service provider, from October 1999 to June 2001. Cloud Pop, Inc. filed Chapter 7 bankruptcy on December 11, 2002.
     Craig E. Holmes, age 48, has served as Executive Vice President and Chief Financial Officer since joining the Company in August 2003. Prior to joining the Company, from September 2002 to July 2003 Mr. Holmes provided operational and financial consulting to a variety of companies. From August 2001 to June 2002 Mr. Holmes served as Executive Vice President and Chief Financial Officer of Masergy Communications, Inc., a network services and equipment provider. From July 1999 to June 2001 Mr. Holmes served as Chief Financial Officer of EpicRealm Inc., a software development and network services company. From September 1995 to June 1999 Mr. Holmes served as Executive Vice President and Chief Financial Officer of Excel Communications, Inc., a provider of telecommunications equipment and services.
     Dean C. Howell, age 48, is Senior Vice President, General Counsel and Secretary. Mr. Howell was Executive Vice President and General Counsel from July 2002 through February 2006, and was elected Secretary in June of 2004. He held the position of Vice President and General Counsel from July 2000 until July 2002. From March 1996 to June 2000, he served as Vice President and Corporate Counsel and from October 1992 to February 1996, as Legal Counsel.
     James A. Milton, age 45, is Executive Vice President and Chief Operating Officer, a position he has held since the commencement of his employment by the Company on January 30, 2006. From October 2004 until December 2005, Mr. Milton was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. Prior to joining UGS, from May 2002 to September 2004, Mr. Milton served as Senior Vice President and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From January 2000 to May 2002, Mr. Milton was Senior Vice President and General Manager, North America for Compaq Computer Corporation, a leading supplier of Internet infrastructure and access solutions.

     Ronald W. Nieman, age 53, is Senior Vice President, Products, a position he has held since February 2006. Mr. Nieman served as Senior Vice President and General Manager, Network Strategic Market Unit, from August 2004 until February 2006. Mr. Nieman served as Senior Vice President, Professional Services, from October 2003 until August 2004. Prior to such time, Mr. Nieman served as Senior Vice President-Line of Business, from July 2002 to October 2003. Before his promotion, Mr. Nieman served as Senior Vice President-International Sales from May 2001 to July 2002. Prior to joining the Company, Mr. Nieman served as President and Chief Executive Officer of RemoteVideo, Inc., a company specializing in electronic security, from August 2000 until May 2001. From December 1998 until June 2000, Mr. Nieman served as Senior Vice President and General Manager for Sensormatic Electronic Corporation’s Video Systems Division, a manufacturer and distributor of electronic security solutions.
     Michael J. Polcyn, age 48, is currently Senior Vice President, Engineering and Chief Technology Officer, a position he has held since August 2004. Prior to such time, Mr. Polcyn served as Senior Vice President, Engineering, a position he held from July 2002 to August 2004. Prior to his promotion, Mr. Polcyn served as Vice President, Research and Development for the Company’s Enterprise Solutions Division, a position he had held since March 2001. From December 2000 to February 2001, Mr. Polcyn served as Vice President, Engineering. From March 1998 to December 2000, Mr. Polcyn served as Vice President, Packaged Products Line of Business. Prior thereto, he served as Vice President, Business Development and Product Marketing from December 1995 to March 1998.
     Francis G. Sherlock, age 45, is Senior Vice President and Managing Director EMEA, a position he has held since January 2006. Mr. Sherlock served as Senior Vice President, Operations from June 2002 until January 2006. Mr. Sherlock served as Senior Vice President and General Manager from March 2001 until June 2002. Prior to such time, Mr. Sherlock served as Director, Operations from June 1999 to March 2001.
PROPOSAL 1. ELECTION OF DIRECTORS
     The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than 11 as from time to time shall be fixed and determined by a vote of a majority of the Company’s directors serving at the time of such vote. The number of director positions presently constituting the Board is seven. The seven directors are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The seven nominees are the current directors of the Company: Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, George C. Platt, Donald B. Reed, Jack P. Reily and Robert E. Ritchey. During the fiscal year ended February 28, 2006, the Board of Directors held 15 meetings. In addition, the Board of Directors held two special meetings of the outside members of the Board. Each of the nominees to be re-elected at the annual meeting attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during his or her tenure as a director and the total number of meetings of any committees of the Board of Directors on which he or she served during the last fiscal year.
     The seven nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the seven nominees for director.
     Saj-nicole A. Joni, Ph.D., age 53, is President and Chief Executive Officer of Cambridge International Group Ltd., a position she has held since 1997. Cambridge International Group Ltd. provides advisory services on a variety of strategic and operational issues to a number of companies in different industries. Ms. Joni served as Vice President and Managing Director of Global Financial Services for CSC Index, a management consulting firm and wholly owned subsidiary of Computer Services Corporation, from 1994 to 1997. Before joining CSC Index, Ms. Joni served as a General Manager for Microsoft Corporation, a global provider of software solutions, from 1991 to 1994. Prior to serving as an executive for major corporations, Ms. Joni served on the faculties of Massachusetts Institute of Technology and Carnegie Mellon University. Ms. Joni has served as a director of the Company since June 2004.
     Gerald F. Montry, age 67, was elected Chairman of the Board of Directors of the Company in November 2004 and has served on the Board since October 2002. Mr. Montry also serves on the Board of Directors of TranSwitch Corporation, a VLSI semiconductor company specializing in communications equipment devices. Since 1998 Mr. Montry has been the Managing Partner of Mont Reuil & Co., a private investment firm. Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a telecommunications equipment company, from 1986 until it was acquired by Alcatel in 1998. Prior to the acquisition he also served DSC as a member of the Board of Directors. Prior to his tenure at DSC, Mr. Montry held management positions within the aerospace, defense and computer industries.

     Joseph J. Pietropaolo, age 50, has served as a Financial/Operational Analyst for Hur Chemical and Contract Packaging, Inc., a company that designs and manufactures sanitation deodorants, since February 2006. Mr. Pietropaolo served as Vice President and co-owner of I.A.Q. Enterprises L.L.C., a company specializing in mold remediation and restoration services, from October 2001 until November 2002. From March 1998 to June 2001, Mr. Pietropaolo served as an independent consultant providing financial consulting services. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo has served as a director of the Company since 1989.
     George C. Platt, age 65, is currently the President and Chief Executive Officer of Viewcast.com, Inc., d.b.a. Viewcast Corporation, a company engaged in video networking and internet video streaming, a position he has held since October 1999. From January 1991 to September 1999 Mr. Platt served as the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. Mr. Platt is a member of the Board of Directors of Viewcast.com. Mr. Platt has served as a director since 1991.
     Donald B. Reed, age 61, served as Chief Executive Officer of Cable Wireless Global from May 2000 to January 2003. Cable Wireless Global incorporated Cable and Wireless plc’s wholly owned operations in the United States, United Kingdom, Europe and Japan and was a provider of internet protocol (IP) and data services to business customers. From May 1999 until May 2000 Mr. Reed served Cable and Wireless plc as Chief Executive Officer responsible for Regional Business Operations. Mr. Reed served on the Board of Directors of Cable and Wireless plc. from August 2000 to December 2002. Mr. Reed’s career includes 30 years at NYNEX (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX as President and Group Executive, with responsibility for directing the company’s regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed currently serves on the Board of Directors of Aggregate Industries, a construction materials firm headquartered in the United Kingdom with operations in the United States, and also serves on the Board of Directors of CSG Systems International, Inc., a provider of billing and customer care solutions. Mr. Reed has served as a director of the Company since March 2004.
     Jack P. Reily, age 55, is President of Reily Communications, a firm which provides consulting services to technology clients in the communications equipment and software market, a position he has held since 1998. From December 2000 to March 2002, he also held the position of Senior Vice President and General Manager for Efficient Networks (affiliated with Siemens Corporation), a leading provider of DSL modems for consumer and business applications. From 1997 to 1998 Mr. Reily was Executive Director in the Hardware Practice Group for Broadview International, an investment banking firm with special focus on merger and acquisition activity for telecommunications equipment manufacturers. Mr. Reily has served as a director of the Company since August 2002.
     Robert E. Ritchey, age 59, is President and Chief Executive Officer of the Company, a position he has held since November 2004. From July 2002 until his promotion, Mr. Ritchey served as President of the Company. From December 2000 until July 2002, Mr. Ritchey served as President and General Manager Enterprise Solutions Division. Prior to joining the Company, from May 1999 to November 2000, Mr. Ritchey served as Vice President and General Manager of Notifier Integrated Systems, a subsidiary of Honeywell International, a provider of network based integration products to the electronic security and building controls industry. Mr. Ritchey has served as a director of the Company since June 2004.
Security Ownership of Directors and Executive Officers
     The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 13, 2006, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

	Common Stock
	Beneficially Owned (1)
	Number		Percent
Name	of Shares		of Class
Directors and Nominees for Director
Saj-nicole A. Joni, Ph.D.	45,000	(2)	*
Gerald F. Montry	207,000	(2)	*
Joseph J. Pietropaolo	61,000	(2)	*
George C. Platt	77,500	(2)	*
Donald B. Reed	45,000	(2)	*
Jack P. Reily	65,000	(2)	*
Robert E. Ritchey	676,702	(2)	*

	Common Stock
	Beneficially Owned (1)
	Number		Percent
Name	of Shares		of Class
Named Executive Officers (who are not a director or nominee named above)
Craig E. Holmes	160,355	(3)	*
Francis G. Sherlock	87,500	(3)	*
Michael J. Polcyn	223,733	(3)	*
Kenneth A. Goldberg	3,000	(3)	*

All Directors, Nominees for Director and Executive Officers as a Group (15 persons)	2,200,117	(4)	5.7%

*	Less than 1%

(1)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2)	Shares are not outstanding but are subject to currently exercisable stock options, other than 7,500 shares held by Mr. Platt, 10,000 shares held by Mr. Reily, 55,869 shares held by Mr. Ritchey and 102,000 shares held directly by Mr. Montry and 50,000 shares held indirectly by Mr. Montry in a family limited partnership.

(3)	Shares are not outstanding but are subject to currently exercisable stock options, other than 36,189 shares held by Mr. Holmes, 53,450 shares held directly by Mr. Polycn and 2,200 shares held by his spouse, and 3,000 shares held directly by Mr. Goldberg.

(4)	Consists of shares beneficially owned by the Company’s executive officers and directors. The shares beneficially owned by all directors and executive officers as a group include 1,761,664 shares issuable upon exercise of currently exercisable options and options which are exercisable within 60 days after June 13, 2006. The total also includes 67,200 shares held in trusts, family partnerships, or by spouses of directors and executive officers. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.
Audit Committee Report
     We have reviewed and discussed the Company’s audited financial statements for the year ended February 28, 2006 with management and have discussed with Ernst & Young LLP, certified public accountants, the independent auditors and accountants for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, and other SEC regulations with respect to those statements.
     We have been advised of the content of, and have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence in connection with its audit of the Company’s most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006 for filing with the SEC.
     Joseph J. Pietropaolo, Gerald F. Montry and Jack P. Reily comprise the Audit Committee. As of the date of this report, all are independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market.
     The Board of Directors has adopted a written charter for the Audit Committee.
     The information in this Audit Committee report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1933, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these paragraphs by reference.
June 5, 2006
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Joseph J. Pietropaolo, Chairman
Gerald F. Montry
Jack P. Reily

Compensation of Directors
     All directors who are not employees of the Company receive an annual retainer of $20,000 for serving as a director of the Company. The Chairman of the Board, who is not an employee of the Company, receives an annual retainer of $50,000 for serving the Board as Chairman. The Chairman of the Audit Committee and Chairman of the Compensation Committee receive annual retainers of $10,000 and $5,000, respectively. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company receive a fee of $1,500 per day for each Board or committee meeting attended in person, and $750 per day for each Board or committee meeting attended by phone conference, provided that no director shall receive attendance fees with respect to more than two meetings which occur on the same day. Pursuant to the 2005 Stock Option Plan, the Board of Directors granted to each of the non-employee directors, Messrs. Montry, Pietropaolo, Platt, Reily, and Reed, and Ms. Joni, an option to purchase 15,000 shares of Common Stock upon their re-election to the Board at last year’s annual meeting of shareholders, at an exercise price based on the market price on that date, $9.535 per share, which options can be exercised commencing on the date of the 2006 annual meeting. Upon re-election to the Board at the 2006 annual meeting of the shareholders, the Board of Directors may, in its discretion, grant long-term equity incentive awards to each of the non-employee directors pursuant to the 2005 Stock Incentive Plan. Directors are encouraged to attend the Company’s annual meetings of shareholders. Last year’s meeting was held in Richardson, Texas, and all then current directors attended the meeting.
Committees of the Board of Directors
     The Board of Directors has established committees which deal with certain specific areas of the Board’s responsibility. These committees include the Audit Committee, Compensation Committee, Nominating Committee, Executive Committee, and Finance and Strategic Planning Committee. The Board of Directors has determined that Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, Donald B. Reed, and Jack P. Reily are “independent directors” under Rule 4200(a)(15) of the NASD’s Listing Standards.
     The Audit Committee, which held 12 meetings during fiscal 2006, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions include: (a) the appointment, compensation and oversight of independent auditors; (b) reviewing the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) reviewing the results of those audits; (d) reviewing the organization and scope of the Company’s internal system of audit and financial controls; (e) meeting periodically with management and the independent public accountants to review financial, accounting and internal control matters; (f) meeting periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting; and (g) all other functions set forth in the Company’s Audit Committee Charter. The Company’s Board of Directors has determined that two members of the Audit Committee, Gerald F. Montry and Joseph J. Pietropaolo, are audit committee financial experts, and all members of the Audit Committee are independent in accordance with Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 and Rule 4200(a)(15) of the NASD’s Listing Standards. Its current members are Joseph J. Pietropaolo, Chairman, Gerald F. Montry and Jack P. Reily.
     The Compensation Committee, which held 11 meetings during fiscal 2006, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company’s management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options under the 2005 Stock Incentive Plan, the 2003 Stock Option Plan, the 1999 Stock Option Plan, and the 1998 Non-Qualified Stock Option Plan. The Compensation Committee is composed of Donald B. Reed, Chairman, Saj-nicole A. Joni, Ph.D., Gerald F. Montry, and Jack P. Reily.
     The Nominating Committee, which met once during fiscal 2006, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. The Nominating Committee Charter is available to shareholders on the Company’s website, http://www.Intervoice.com. Pursuant to the Nominating Committee Charter, the Nominating Committee of the Board of Directors will consider director candidates recommended by shareholders of the Company. In order to be considered by the Nominating Committee, shareholders must submit in writing (which shall not include e-mail) the following information to the Chairman of the Nominating Committee no later than the last day of the Company’s fiscal year before the annual meeting of shareholders at which directors are to be elected: the name of the shareholder, contact information for the shareholder, number of shares of Common Stock owned by the shareholder, name of the registered owner of the Common Stock (if different from the shareholder), name of the person recommended for director, brief biography of the person recommended for director, qualifications of the person recommended for director, and whether the person recommended for director consents to being named in the proxy statement as a nominee for director. The Company requires its directors to possess certain minimum qualifications. A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company. A director must not have any conflicts of interests stemming from his or her institutional or other affiliations that would preclude, or have the appearance of precluding, such director from performing his or her duties and responsibilities as a director of the Company, including without limitation, such director’s duties of loyalty, honesty, and confidentiality, and the duty not to usurp corporate opportunities. The Nominating Committee also considers a wide variety of qualities and skills in its selection of directors, including: economic, technical, scientific, academic, financial, accounting, legal, marketing or other expertise applicable to the business of the Company; leadership or substantial achievement in their particular fields; demonstrated ability to exercise sound business judgment; integrity and high moral and ethical character; potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board as a whole; capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; ability to work well with others; high degree of interest in the business of the Company; dedication to the success of the Company; commitment to the responsibilities of a director; and international business or professional experience. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Committee evaluates director nominees based on whether the nominee is recommended by a shareholder. The Committee shall identify the candidates for director nominees in consultation with other members of the Board and management, through the use of search firms or other advisers, or through recommendations submitted by shareholders. The Company has paid, and in the future could pay, fees to a search firm or other advisor to assist in identifying and evaluating nominees for director. The current members of the Nominating Committee are Jack P. Reily, Chairman, Joseph J. Pietropaolo and Donald B. Reed.
     The Executive Committee, which did not meet during fiscal 2006, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its current members are Robert E. Ritchey, Chairman, Gerald F. Montry, George C. Platt, and Donald B. Reed.
     The Finance and Strategic Planning Committee, which held eight meetings during fiscal 2006, was formed in order to oversee and to provide consultation and recommendations to the Board and management concerning the Company’s financing requirements and strategic direction. The activities overseen by the Committee include mergers and acquisitions, commercial lending arrangements, the issuance of equity, debt and convertible securities, stock buy-backs, and similar financing and strategic activities. Its current members are Gerald F. Montry, Co-Chairman, Saj-nicole A. Joni, Ph.D., Co-Chairman, George C. Platt, Donald B. Reed, and Robert E. Ritchey.
Communication with Directors
     Shareholders can send communications to the Board of Directors of the Company by delivering them in writing (which shall not include e-mail) to The Board of Directors, Intervoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252. Any shareholder communications addressed to the Board will be forwarded to the Chairman of the Board unless the communication is addressed to the Chairman of the Nominating Committee of the Board, the Chairman of the Compensation Committee of the Board, or the Chairman of the Audit Committee of the Board, in which case the communication will be forwarded to the appropriate committee chairman.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
To the Shareholders of Intervoice, Inc.:
          Compensation Policy. The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, executive officers are offered compensation opportunities that are linked to the Company’s business objectives and performance, individual performance and contributions to the Company’s success and enhanced shareholder value. The Company’s compensation programs are designed and revised from time to time to be competitive within the software and data industry and the telecommunications industry.
          The Company’s executive compensation program consists primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance, and (iii) long-term equity based incentives. The Company generally targets the aggregate of annual base salary, bonus opportunities and long-term equity based incentives made available to executive officers, who successfully perform their responsibilities, near the fiftieth percentile for officers with similar positions in companies in the software and telecommunications industries. The Compensation Committee believes that compensation opportunities near the fiftieth percentile for its comparison group are appropriate provided incentive cash bonus opportunities are a significant part of each executive officer’s compensation package and such bonus opportunities are dependant upon the Company achieving important elements of its business and financial plans. As discussed below, the compensation opportunities are largely dependent upon the Company’s ability to achieve its earnings and/or revenue targets.
          To ensure compliance with its compensation policy, the Company hired an independent consultant for fiscal 2006. In this capacity the consultant provided compensation and compensation trend information for officers in a variety of software and telecommunications companies. These surveys included companies within the SIC code for Telephone and Telegraph Apparatus used in the “Performance Graph” contained in this proxy statement. The services provided by the consultant included a comprehensive review of long-term equity based incentives offered by companies in the Company’s comparison group in light of recent changes to accounting rules that will cause companies to recognize a compensation expense in connection with the issuance of long-term equity based incentives. The Company supplemented the compensation information provided by the consultant with an internal review of compensation information in proxy statements issued by the companies included in the consultant’s survey.
          Stock Ownership Guidelines. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of four times annual salary for the Chief Executive Officer to one times annual salary for vice presidents who are not executive officers of the Company. The value of each executive’s share holdings for purposes of the guidelines is based on the greater of the current market price of the Company’s Common Stock or the aggregate amount the executive paid for the shares.
          Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines provide for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee monitors each executive’s progress toward achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.
          Fiscal 2006 Compensation.
          Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company’s executive officers at levels within the range of those persons holding comparable positions at other companies in the Company’s comparison group. Annual salaries, including increases to salaries, are reviewed and approved on the basis of the individual performance of the executive, as determined through an evaluation by the officer’s immediate supervisor in consultation with the Company’s executive management and by the executive’s tenure and level of responsibility, the Company’s expected financial performance, and changes in competitive pay levels. The Compensation Committee, in connection with its annual review of executive compensation and performance increased the salaries of all executive officers, with the exception of the President and Chief Executive Officer, by an amount ranging from 4% to 5% of their previous base salaries.
          The Compensation Committee also determined that two of the Company’s executive officers, who did not receive a raise at the time they were promoted into more senior positions during fiscal year 2005, had salaries that were substantially below the median salaries for executives holding similar positions at other companies in the software and telecommunications industries. For these two executive officers the Compensation Committee approved salary increases, ranging from 14% to 15% of base salary, that were in addition to the 4% to 5% increase approved for all executive officers, to better align their salaries with comparable salaries offered by other employers.

          The Committee approved a 32% increase to the base salary of Robert E. Ritchey during the last quarter of fiscal 2005 in recognition of his promotion from President to President and Chief Executive Officer. In light of the recent increase to Mr. Ritchey’s base salary, the Committee determined that no further increase was appropriate for fiscal 2006. See “Agreements with Executive Officers” for a discussion of the employment agreement with Mr. Ritchey.
           Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers contingent upon the achievement of certain earnings targets, revenue targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company’s priority on maintaining growth and stability of sales and earnings, and provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives have varied for the specific officers involved. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenues. The Compensation Committee believes that the amount of growth in the Company’s profitability and revenues should continue to serve as a basis for a significant component of the total compensation for these officers.
           Executive officers of the Company were eligible to earn cash bonuses under the Company’s Fiscal Year 2006 Annual Incentive Plan (the “Fiscal Year 2006 Annual Incentive Plan”) that was approved by the Compensation Committee. The payment of bonuses to executive officers under the Fiscal Year 2006 Annual Incentive Plan was contingent on the Company achieving minimum targeted amounts of earnings per share and revenues, and such amounts payable would increase to the extent earnings per share and revenues achieved during the fiscal year exceeded the minimum targeted amounts. The potential bonus opportunities if the Company had achieved the targeted amounts under the Fiscal Year 2006 Annual Incentive Plan for executive officers, other than the President and Chief Executive Officer, ranged from 30% to 50% of annual base salary. None of the executive officers earned a bonus under the Fiscal Year 2006 Annual Incentive Plan because the Company did not achieve the minimum thresholds for earnings per share and revenues.
          In recognition of the contribution of several employees with regard to the acquisition of Edify Corporation, the successful implementation of elements of the SAP enterprise software solution and other extraordinary individual accomplishments during fiscal 2006, the Compensation Committee, in March 2006, authorized the Company’s President and Chief Executive Officer, Mr. Ritchey, to approve discretionary bonus payments to appropriate employees. The discretionary bonuses approved by Mr. Ritchey included bonus payments ranging from $5,000 to $10,000 to five of the Company’s executive officers.
          As part of his Agreement to join the Company as Senior Vice President of Marketing and Business Development, Kenneth Goldberg was granted a guaranteed cash bonus equal to 40% of his annual base salary for fiscal 2006.
          The Company’s President and Chief Executive Officer, Mr. Ritchey participated in the Fiscal Year 2006 Annual Incentive Plan. As President and Chief Executive Officer, Mr. Ritchey was eligible to earn a bonus equal to 75% of his annual base salary if the Company had achieved the targeted amounts of earnings per share and revenues under the Fiscal Year 2006 Annual Incentive Plan. Mr. Ritchey did not earn a bonus during fiscal 2006 because the Company did not achieve the minimum threshold amounts under the Plan.
          Long-Term Equity-Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based incentive awards provide executives with a continuing stake in the long-term success of the Company, and will assist them in achieving the share ownership targeted under the stock ownership guidelines discussed above. The Company approved a new 2005 Stock Incentive Plan during fiscal 2006 (the “2005 Stock Incentive Plan”). Long-term incentive awards granted in fiscal 2006 consisted of nonqualified stock options granted under the 2005 Stock Incentive Plan. Unlike cash, the value of long-term equity based incentives is largely dependent on the Company’s ability to improve its revenues and earnings from year to year. The stock options granted to employees during fiscal 2006 were granted based on the market price on the date of grant and will only have value if the Company’s stock price increases, resulting in a commensurate benefit to the Company’s shareholders.
          The Compensation Committee, in consultation with the Company’s executive management, determines from time to time the executive officers who shall receive options or other long-term equity based incentive awards under the Company’s employee stock option plans and other long-term equity based incentive compensation plans, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. Annual long-term equity based incentive compensation awards are made in light of a compensation review and recommendations prepared by a compensation consultant comparing the Company’s equity awards to its officers to awards made by companies in the software and telecommunications industries whose description of business and revenues most closely approximated those of the Company. Many of these companies are included in the Company’s peer group index set forth in the section entitled “Stock Performance Graph”. Awards to individual executive officers by the Compensation Committee are based on their annual performance evaluations, relative salary levels, the number of shares under awards previously made, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity-based incentive opportunities was also considered by the Compensation Committee in determining awards.
           The Compensation Committee granted stock options covering 275,000 shares of Common Stock to current executive officers of the Company, other than the President and Chief Executive Officer, on the date of the fiscal 2006 annual meeting of shareholders. The Compensation Committee decided that such individuals should have a larger equity stake in the Company because their future performance is critical to the long-term success of the Company. One half of the shares covered by the stock options granted on the date of the fiscal 2006 annual meeting of shareholders vested on February 28, 2006, and the remaining shares will vest on February 28, 2009. The Compensation Committee also awarded stock options covering 220,000 shares to two new executive officers who joined the Company during fiscal 2006. The stock options for the new executive officers will vest in equal amounts on the first three anniversaries of the date of grant.
          Options covering 245,000 shares of Common Stock were awarded to the Company’s President and Chief Executive Officer, Mr. Robert E. Ritchey, during fiscal 2006 in recognition of his, and the Company’s, performance during fiscal 2005. The Company’s revenues and earnings per share increased 11% and 84%, respectively, during fiscal 2005.
          The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2006 adequately reflect the Company’s compensation goals and policies.
           June 5, 2006
COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Donald B. Reed, Chairman
Saj-nicole A. Joni, Ph.D.
Gerald F. Montry
Jack P. Reily

SUMMARY COMPENSATION TABLE
     The following table sets forth certain summary information concerning the compensation paid or awarded to the Company’s current Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 2006 (the “Named Officers”) for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 2006, February 28, 2005, and February 29, 2004.

					LONG TERM
					COMPENSATION
		ANNUAL COMPENSATION			AWARDS
					Securities
Name and	Fiscal			Other Annual	Underlying	All Other
Principal Position	Year	Salary(1)	Bonus	Compensation(2)	Options	Compensation(3)
Robert E. Ritchey	2006	$395,000	$—	$2,652	245,000	$9,830
President and Chief	2005	323,750	175,322	2,831	450,000	9,524
Executive Officer(4)	2004	265,438	—	2,528	240,000	8,685

Craig E. Holmes	2006	$259,375	$10,000	$2,666	85,000	$5,439
Executive Vice President	2005	250,000	73,981	2,303	100,000	6,490
and Chief Financial	2004	115,096	—	—	100,000	1,891
Officer(5)

Francis G. Sherlock	2006	$216,505	$10,000	$—	25,000	$22,999
Senior Vice	2005	217,837	51,567	—	30,000	22,379
President and	2004	198,453	24,746	—	40,500	21,160
Managing Director EMEA(6)

Michael J. Polcyn	2006	$208,308	$—	$—	40,000	$4,117
Senior Vice	2005	183,600	53,605	2,180	40,000	3,545
President,	2004	183,600	—	—	50,500	3,389
Engineering and Chief Technology Officer(7)

Kenneth A. Goldberg	2006	$125,455	$92,000	$34,327	70,000	$390
Senior	2005	—	—	—	—	—
Vice President,	2004	—	—	—	—	—
Corporate Development and Marketing (8)

(1)	Salary includes amounts deferred at the Named Officer’s election pursuant to the Company’s 401(k) Employee Savings Plan.

(2)	Other annual compensation includes amounts reimbursed for payment of taxes and for relocation expenses for Mr. Goldberg.

(3)	All other compensation, for the Named Officers other than Mr. Sherlock, includes Company contributions on behalf of such Named Officers under the Company’s 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and disability insurance. All other compensation for Mr. Sherlock includes the items described in footnote (6) below.

(4)	All other cash compensation for Mr. Ritchey includes $7,000 for contributions under the Company’s 401(k) Employee Savings Plan, $2,453 for group term life insurance and $377 for long term disability insurance in fiscal year 2006; $6,975 for contributions under the Company’s 401(k) Employee Savings Plan, $2,271 for group term life insurance and $278 for long term disability insurance in fiscal year 2005; and $6,294 for contributions under the Company’s 401(k) Employee Savings Plan, $2,020 for group term life insurance and $371 for long term disability insurance in fiscal year 2004.

(5)	All other cash compensation for Mr. Holmes includes $4,126 for contributions under the Company’s 401(k) Employee Savings Plan, $937 for group term life insurance and $376 for long term disability insurance in fiscal year 2006; $5,417 for contributions under the Company’s 401(k) Employee Savings Plan, $795 for group term life insurance and $278 for long term disability insurance in fiscal year 2005; and $1,500 for contributions under the Company’s 401(k) Employee Savings Plan, $313 for group term life insurance and $78 for long term disability insurance in fiscal year 2004. Mr. Holmes joined the Company in August 2003.

(6)	All other cash compensation for Mr. Sherlock includes $15,039 for car allowance, $1,273 for private medical coverage, $716 for Death in Service insurance, and $5,971 for fuel card usage in fiscal year 2006; $15,528 for car allowance, $1,028 for private medical coverage, $527 for Death in Service insurance, and $5,296 for fuel card usage in fiscal year 2005; $8,025 for company car usage for a portion of the year, $8,138 for car allowance for the remainder of the year, $1,494 for private medical coverage, $421 for Death in Service insurance and $3,082 for fuel card usage in fiscal year 2004.

(7)	All other cash compensation for Mr. Polcyn includes $3,075 for contributions under the Company’s 401(k) Employee Savings Plan, $691 for group term life insurance and $351 for long term disability insurance in fiscal year 2006; $2,713 for contributions under the Company’s 401(k) Employee Savings Plan, $554 for group term life insurance and $278 for long term disability insurance in fiscal year 2005; and $2,525 for contributions under the Company’s 401(k) Employee Savings Plan, $493 for group term life insurance and $371 for long term disability insurance in fiscal year 2004.

(8)	All other cash compensation for Mr. Goldberg includes $211 for contributions for group term life insurance and $179 for long term disability insurance in fiscal year 2006. Mr. Goldberg joined the Company in August 2005.
OPTION GRANTS IN FISCAL YEAR 2006
     The following table sets forth certain information with respect to grants of stock options to the Named Officers during fiscal 2006 pursuant to the Company’s 2005 Stock Incentive Plan.

				Potential Realizable Value at
				Assumed Annual Rates of Stock Price
	Individual Grants			Appreciation for Option Term (2)
		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise
	Options	in Fiscal	Price	Expiration
Name	Granted (1)	2006	(/Sh)	Date	5%	10%
Robert E. Ritchey	245,000	11.8	$9.535	7/13/12	$951,825	$2,216,025
Craig E. Holmes	85,000	4.1	$9.535	7/13/12	$330,225	$768,825
Francis G. Sherlock	25,000	1.2	$9.535	7/13/12	$97,125	$226,125
Michael J. Polcyn	40,000	1.9	$9.535	7/13/12	$155,400	$361,800
Kenneth A. Goldberg	70,000	3.4	$9.065	8/16/12	$258,650	$602,350

(1)	All options were granted at fair market value (the average of the high and low trading prices of the Common Stock on the NASDAQ National Market) on the date of grant and expire seven years from the date of grant. Half of the options became exercisable on February 28, 2006 and the second half become exercisable on February 28, 2009, except for the 70,000 shares granted to Mr. Goldberg which become exercisable in three equal amounts on each of the first three annual anniversaries of the date of grant.

(2)	The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the seven-year period beginning on the date of grant and ending on the option expiration date. For a seven-year period beginning February 28, 2006, based on the closing price on the NASDAQ National Market of the Common Stock of $8.57 on such date, a share of the Common Stock would have a value on February 28, 2013 of approximately $12.06 at an assumed appreciation rate of 5% and approximately $16.70 at an assumed appreciation rate of 10%.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2006 AND FISCAL YEAR-END OPTION VALUES
     The following table provides information concerning option exercises in fiscal 2006 and the value of unexercised options held by each of the Named Officers at the end of fiscal 2006.

			Number of
			Securities			Value of
			Underlying			Unexercised
			Unexercised			In-the-Money
			Options at			Options at
			Fiscal Year End (#)			Fiscal Year End ($)(1)
	Shares
	Acquired		Exercisable/			Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable			Unexercisable
Robert E. Ritchey	32,500	$226,038	607,499	/	477,501	$477,845	/	$186,205
Craig E. Holmes	5,000	4,675	124,166	/	125,834	$57,199	/	$52,001
Francis G. Sherlock	0	0	84,000		41,000	$128,815		$37,965
Michael J. Polcyn	0	0	164,583	/	56,834	$321,084	/	$42,816
Kenneth A. Goldberg	0	0	0		70,000	0		0

(1)	Values stated are based on the closing price ($8.57) of the Company’s Common Stock as reported on the Nasdaq National Market on February 28, 2006 and the exercise price of the options.
AGREEMENTS WITH EXECUTIVE OFFICERS
     Employment Agreement with Robert E. Ritchey. Effective as of December 1, 2004, Robert E. Ritchey was promoted from his position as President to the position of President and Chief Executive Officer. In connection with his promotion, Mr. Ritchey entered into a new employment agreement with the Company that superseded his 2002 employment agreement. The agreement was executed in May 2005, effective as of December 1, 2004 and the initial term of the agreement will end on February 28, 2007. Mr. Ritchey’s base salary was increased to $395,000 in recognition of his promotion. The employment agreement provides that Mr. Ritchey will participate in the Company’s annual incentive bonus programs applicable to his position, which include the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. The Fiscal Year 2007 Annual Incentive Compensation Plan is based on the Company’s performance against certain operating income and revenue targets for fiscal year 2007. If the Company achieves the targeted amounts of operating income and revenues for fiscal year 2007, Mr. Ritchey will earn a bonus equal to 75% of his base salary.
      Mr. Ritchey’s employment agreement requires that he not compete with the Company while he renders services under the agreement and for a period of two years following the end of his employment. The agreement further provides that the Company can terminate Mr. Ritchey’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreement). The Company may also terminate his employment without Cause upon at least six months’ prior written notice. Mr. Ritchey may terminate his employment for Good Reason (as defined in the agreement) unless the Company is able to remedy the circumstances constituting Good Reason within 30 days after having received notice of such circumstances from Mr. Ritchey. If Mr. Ritchey’s employment is terminated due to his death, the Company will pay to Mr. Ritchey’s designated beneficiary his base salary through the date of his death plus a lump sum equivalent to six months’ base salary. If Mr. Ritchey is terminated for Cause or for his Inability to Perform, the Company will have no liability for further payments to him other than payment of any unpaid portion of his base salary through the date specified in the notice of termination. If Mr. Ritchey’s employment is terminated by the Company for any reason other than death, Inability to Perform, or Cause, the Company will continue to pay Mr. Ritchey an amount equal to his base salary for 18 months following the end of his employment if, within 60 days, Mr. Ritchey signs a general release agreement in a form acceptable to the Company. The Company will also continue to make matching contributions toward the payment of his premiums for the company’s group health insurance coverage for the same 18 month period. If, in the reasonable judgment of the Company, Mr. Ritchey after the termination of his employment violates any of his obligations of confidentiality, noncompetition or nondisparagement under his agreement, the Company’s obligation to make monthly payments shall end as of the date the Company notifies Mr. Ritchey. In addition, the Company may suspend such payments if Mr. Ritchey is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with the Company, or if the Company reasonably believes that Mr. Ritchey has committed an act or omission that would have entitled the Company to terminate his employment for Cause. If Mr. Ritchey is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, the Company‘s obligation to make any additional monthly payments will end and Mr. Ritchey will repay to the Company any such payments previously paid to him. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that Mr. Ritchey has not committed such an act or omission, the Company will pay to Mr. Ritchey any monthly payments that were suspended, with interest, and continue to make all remaining payments due under his agreement.
     Following a Corporate Change (as defined in the agreement) and for a period of two years thereafter, if Mr. Ritchey’s employment is terminated for any reason other than death, Inability to Perform, Cause, or termination by Mr. Ritchey for Good Reason, the Company will pay him a lump sum amount (the “Change in Control Amount”) equal to his then-current base salary and the amount of annual incentive bonus which he had received in the Company’s last fiscal year (as determined in accordance with the agreement) multiplied by 2.99. Such payment will generally be made at the earlier to occur of his death or six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will “gross-up” the Change in Control Amount such that Mr. Ritchey will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed.
     Effective May 8, 2006, Mr. Ritchey’s employment agreement was amended to provide for certain terms corresponding to terms in the employment agreements of Messrs. Milton and Holmes that are described below. Based on the provisions of the new employment agreements, the amendment modifies certain definitions in Mr. Ritchey’s agreement. The amendment also incorporates the requirements of Section 409A of the Internal Revenue Code to certain payments made to Mr. Ritchey following the termination of his employment and modifies a provision that provides for Mr. Ritchey’s assistance in any litigation involving the Company.
     Employment Agreements with Craig E. Holmes and James A. Milton. The Company entered into new employment agreements effective May 8, 2006, with Craig Holmes, the Company’s Executive Vice President and Chief Financial Officer and James Milton, the Company’s Executive Vice President and Chief Operating Officer. The initial terms of the agreements will end on May 8, 2008.
     The new employment agreements do not increase or otherwise modify the previously disclosed base salaries payable to Messrs. Milton and Holmes, and do not increase or otherwise modify the previously disclosed cash bonuses each of them is eligible to earn under the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. The new agreements also do not grant Messrs. Milton and Holmes any additional equity compensation.
     Mr. Holmes’ employment agreement provided for an initial annual base salary of at least $262,500.08 and that he is eligible to participate in the Company’s annual incentive bonus programs applicable to his position, which includes the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. The Fiscal Year 2007 Annual Incentive Compensation Plan is based on the Company’s performance against certain operating income and revenue targets for fiscal year 2007. If the Company achieves the targeted amounts of operating income and revenues for fiscal year 2007, the Company’s executive officers, other than the President and Chief Executive Officer, will earn bonuses equal to between 30-50% of their base salary.
     Mr. Milton’s employment agreement provided for an initial annual base salary of $350,000.04 and that he is eligible to participate in the Company’s annual incentive bonus programs applicable to his position, which includes the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. If the Company achieves the targeted amounts of operating income and revenues for fiscal year 2007, Mr. Milton will earn a bonus equal to 35% of his base salary. Mr. Milton is also eligible to earn an equal bonus if the Company achieves its target for global solutions bookings.
     The employment agreements with Messrs. Milton and Holmes require that the applicable executive not compete with the Company while he renders services under his agreement and for a period of 18 months following the end of his employment. The agreements further provide that the Company can terminate the executive’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreements). The Company may also terminate the executive’s employment without Cause upon at least three months’ prior written notice. The executive may terminate his employment for Good Reason (as defined in the agreements), unless the Company is able to remedy the circumstances constituting Good Reason within 30 days after receiving notice of such circumstances from the executive. If the executive’s employment is terminated due to his death, the Company will pay his designated beneficiary his base salary through the date of his death plus a lump sum equivalent to six months’ base salary. If the executive is terminated for Cause or for his Inability to Perform, the Company will have no liability for further payments to him other than payment of any unpaid portion of his base salary through the date specified in the notice of termination. If the executive’s employment is terminated by the Company for any reason other than death, Inability to Perform, or Cause, or if the executive resigns for Good Reason, the Company will continue to pay him his base salary for 18 months following the end of his employment if, within 60 days, the executive signs a general release agreement in a form acceptable to the Company. The Company may modify the schedule for paying such amount if the Company determines the modifications are necessary to meet the requirements of Section 409A of the Internal Revenue Code. The Company will also continue to make matching contributions toward the payment of his premiums for the Company’s group health insurance coverage for a period of up to 15 months if the executive resigns for Good Reason or his employment is terminated by the Company for any reason other than death or Cause. If, in the reasonable judgment of the Company, the executive after the termination of his employment violates any of his obligations of confidentiality, noncompetition or nondisparagement under his agreement, the Company’s obligation to make monthly payments shall end as of the date the Company notifies him. In addition, the Company may suspend such payments if the executive is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with the Company, or if the Company reasonably believes the executive has committed an act or omission that would have entitled the Company to terminate his employment for Cause. If the executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, the Company’s obligation to make any additional monthly payments will end and the executive will repay to the Company any such payments previously paid to him. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that the executive has not committed such an act or omission, the Company will pay to the executive any monthly payments that were suspended, with interest, and continue to make all remaining payments due under his agreement.
     Following a Corporate Change (as defined in the agreements) and for a period of 18 months thereafter, if the employment of Mr. Milton or Mr. Holmes is terminated for any reason other than death, Inability to Perform, Cause, or termination by the executive for Good Reason, the Company will pay him a lump sum amount (the “Change in Control Amount”) equal to 2.00 times the sum of his then-current base salary and the amount of annual incentive bonus which he had received in the Company’s last fiscal year (as determined in accordance with his agreement). Such payment will generally be made at the earlier to occur of his death or six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will “gross-up” the Change in Control Amount such that the executive will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed.
     Employment Agreement with Francis G. Sherlock. Mr. Sherlock has an employment agreement with the Company’s subsidiary in the United Kingdom which was entered into by Mr. Sherlock when he joined Brite Voice Systems Group Limited on April 15, 1998. Brite Voice Systems Group Limited, now known as Intervoice Limited, was acquired by the Company in June of 1999. Mr. Sherlock’s employment agreement covers his employment within the Company’s UK operations and sets out the policies under which his employment is governed. Mr. Sherlock’s employment agreement does not set out his annual salary but it does provide for severance notice in the event Mr. Sherlock leaves the Company for reasons other than gross misconduct. Based on Mr. Sherlock’s tenure with Brite and Intervoice, Mr. Sherlock is currently entitled to receive eight weeks notice if his employment is severed by the Company.
     Arrangement with Kenneth A. Goldberg. On August 16, 2005, the Board of Directors elected Kenneth Goldberg to the position of Senior Vice President of Marketing and Business Development. In connection with Mr. Goldberg’s decision to join the Company, the Company agreed to provide Mr. Goldberg a cash bonus equal to 40% of his annual base salary for the fiscal year ended February 28, 2006.

STOCK PERFORMANCE GRAPH
     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company’s shareholders during the five-year period ended February 28, 2006, as well as an overall broad stock market index, the NASDAQ Market Index, and a peer group index for the Company, the index for SIC Code 3661 Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 2001 in the Company’s Common Stock and each such index.
COMPARISON OF CUMULATIVE TOTAL RETURN
OF COMPANY, INDUSTRY INDEX AND BROAD MARKET(1)

	Fiscal Year Ended

Company/Index/Market	2/28/2001	2/28/2002	2/28/2003	2/27/2004	2/28/2005	2/28/2006

Intervoice, Inc.	100.00	59.29	20.00	142.82	127.65	100.82

Telephone, Telegraph Apparatus	100.00	39.97	21.55	53.98	47.53	54.07

NASDAQ Market Index	100.00	81.66	63.97	97.38	98.58	110.28

(1)	Assumes $100 invested on March 1, 2001 and all dividends reinvested through February 28, 2006.

CERTAIN TRANSACTIONS
     For information concerning agreements between the Company and each of Robert E. Ritchey, Craig E. Holmes, James A. Milton, Francis G. Sherlock and Kenneth A. Goldberg see “Agreements with Executive Officers”.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     During the fiscal year ended February 28, 2006, George C. Platt inadvertently failed to report a sale of 3,200 shares of Company stock on a timely basis in accordance with the requirements of Section 16(a) under the Securities Exchange Act of 1934. The stock had been held in an Individual Retirement Account and was inadvertently sold by Mr. Platt’s broker. Upon being made aware of the sale, Mr. Platt reported the sale on a Statement of Change of Beneficial Ownership. In making this representation, the Company is relying on written representations of its current and former executive officers and directors.
AUDITORS
     The Audit Committee appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ended February 28, 2006. Ratification or other action by the Company’s shareholders concerning the appointment of the independent auditors of the Company for fiscal 2007 is not required. The Audit Committee currently anticipates appointing Ernst & Young LLP as independent auditors for the current fiscal year but is still in the process of reviewing the matter and, therefore, has not yet appointed independent auditors for fiscal 2007.
     During the fiscal year ended February 28, 2006, Ernst & Young LLP provided audit services to the Company including an examination of the financial statements of the Company and an examination of the Company’s internal control over financial reporting. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by Ernst & Young LLP and believes such are compatible with maintaining such firm’s independence.
     Representatives of Ernst & Young LLP are expected to attend the 2006 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.
FEES OF AUDITOR
     The fees billed by Ernst & Young LLP for professional services rendered to the Company and its subsidiaries for the fiscal years ended February 28, 2005 and February 28, 2006 were as follows:

	2005		2006
Audit Fees (a)	$915,466	81.1%	$1,048,749	85.7%
Audit-Related Fees (b)	106,700	9.5%	57,449	4.7%
Tax Fees (c)	106,210	9.4%	118,161	9.6%
All Other Fees	0	0.0%	0	0.0%
Total	$1,128,376	100.0%	$1,224,359	100.0%

(a)	Fees for audit services billed for fiscal years 2005 and 2006 consisted of the audits of the Company’s annual consolidated financial statements (including audits of the Company’s internal control over financial reporting), reviews of its quarterly consolidated financial statements, consents and other services related to Securities and Exchange Commission matters, and statutory audits of certain foreign subsidiaries.

(b)	Fees for audit-related services in fiscal 2005 consisted of services related to a special investigation conducted by the Company’s Audit Committee. Fees for audit-related services in fiscal 2006 consisted primarily of services related to the Company’s purchase of Edify Corporation and to the production of documents in connection with certain legal matters.

(c)	Tax fees billed in fiscal years 2005 and 2006 included fees for tax compliance services performed for the Company, including compliance services related to various foreign subsidiaries and certain personnel on expatriate assignments, and tax advice regarding doing business in certain foreign countries and the Company’s transfer pricing policies.
     The charter of the Audit Committee requires the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the services. The services performed by Ernst & Young LLP in fiscal year 2006 were approved by the Audit Committee in accordance with its charter.

SHAREHOLDER PROPOSALS AND OTHER MATTERS
     If a shareholder intends to present a proposal for action at the Company’s 2007 annual meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by February 12, 2007. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.
     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2007 annual meeting, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.
     The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation for such solicitations. To aid in the solicitation of proxies, the Company may employ the firm of Georgeson Shareholder Services, a proxy solicitation firm in New York, New York, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $6,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.
     For a discussion of the Company’s financial condition, changes in financial condition and results of operations, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2006 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of quantitative and qualitative disclosures about market risk, see Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the 2006 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For the financial statements and supplementary financial information for the Company, see Item 8 “Financial Statements and Supplementary Data” in the 2006 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of any changes in or disagreements with the accountants on accounting and financial disclosure, see Item 9 “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the 2006 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. The Company will provide, by first class mail or other equally prompt means, a copy of the information that is incorporated by reference in the proxy statement, without charge, to each person to whom a proxy statement is delivered upon written or oral request within one day of receipt of such request. Requests for such information may be directed to Intervoice, Inc., Attention: Corporate Secretary, 17811 Waterview Parkway, Dallas, Texas 75252, telephone (972) 454-8000.
INTERVOICE, INC.
Robert E. Ritchey
President
and Chief Executive Officer
Dallas, Texas
June 13, 2006

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(BARCODE GRAPHIC)	MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 (BARCODE GRAPHIC)

000004

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C 1234567890          J N T

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☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	The undersigned hereby votes in response to the election of the Board of Directors for the ensuing year.

	For	Withhold		For	Withhold

01 — Saj-nicole A. Joni, Ph.D.	☐	☐	05 — Donald B. Reed	☐	☐

02 — Gerald F. Montry	☐	☐	06 — Jack P. Reily	☐	☐

03 — Joseph J. Pietropaolo	☐	☐	07 — Robert E. Ritchey	☐	☐

04 — George C. Platt	☐	☐

B	Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	In their discretion, the undersigned hereby authorizes the proxies to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.
NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.

Signature 1 – Please keep signature within the box

Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

▀	0 0 9 8 5 9 1	1 U P X	COY	+

Proxy — Intervoice, Inc.

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Robert E. Ritchey, and Craig E. Holmes, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share (“Common Stock”), of INTERVOICE, INC. (the “Company”), standing in the name of the undersigned at the close of business on May 31, 2006, at the annual meeting of shareholders to be held on July 12, 2006, at Richardson, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated June 13, 2006, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.
This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN.
Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by Internet or telephone.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Daylight Time, on July 11, 2006.
THANK YOU FOR VOTING

PROXY	PROXY

INTERVOICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Robert E. Ritchey, and Craig E. Holmes, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share (“Common Stock”), of INTERVOICE, INC. (the “Company”), standing in the name of the undersigned at the close of business on May 31, 2006, at the annual meeting of shareholders to be held on July 12, 2006, at Richardson, Texas, and at any adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated June 13, 2006, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.
     This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN.
     Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.
(Continued and to be signed on reverse side)

A. Election of Directors

1.	The undersigned hereby votes in response to the election of the Board of Directors for the ensuing year.

☐	FOR all nominees	☐	WITHHOLD AUTHORITY to vote for all nominees	☐	FOR all nominees, except vote withheld for those named below: Nominee Exceptions
NOMINEES: 01 Saj-nicole A. Joni, Ph.D., 02 Gerald F. Montry, 03 Joseph J. Pietropaolo, 04 George C. Platt,
05 Donald B. Reed, 06 Jack P. Reily, and 07 Robert E. Ritchey
B. Issue
    The Board of Directors recommends a vote FOR the following proposal.

2.	In their discretion, the undersigned hereby authorizes the proxies to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN

C.	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

Signature                                                                                                                      Date

                                                            Signature                                                                                                                      Date

NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.